May 19, 1998                                    Registration No. 333-29885
Prospectus Supplement No. 2                     Filed Pursuant to Rule 424(b)(3)
to Re-Offer Prospectus dated June 24, 1997      and Rule 424(c)
(as supplemented November 7, 1997).
        ----------------------------------------------------------------

                           PROSPECTUS SUPPLEMENT NO. 2
                                       to
                     RE-OFFER PROSPECTUS DATED JUNE 24, 1997

        ----------------------------------------------------------------

                       HUNGARIAN TELEPHONE AND CABLE CORP.

        ----------------------------------------------------------------

         The following information updates and supplements the "Selling Stockholders" section of the re-offer prospectus dated June 24, 1997 (the "Prospectus") covering reoffers and resales by affiliates of Hungarian Telephone and Cable Corp. and others of common stock, par value $0.001 per share, which were acquired, or may be acquired, under Hungarian Telephone and Cable Corp.'s 1992 Incentive Stock Option Plan, as amended, Non-Employee Director Stock Option Plan, or certain employment agreements between Hungarian Telephone and Cable Corp. and certain persons. The Prospectus was filed with the Securities and Exchange Commission as part of Registration Statement No. 333-29885.

         The "Selling Stockholders" section is updated and restated in its entirety as follows:

                              SELLING STOCKHOLDERS

         The Shares that may be offered for sale from time to time by the Selling Stockholders consist of Shares that were acquired or may be acquired by such Selling Stockholders pursuant to either the Incentive Plan or the Director Plan or certain of some of their individual employment agreements.

         The following table sets forth the name of each Selling Stockholder, the nature of his position with the Company, the number of Shares of Common Stock owned by each Selling Stockholder prior to the offering, and the number of Shares and (if one percent or more) the percentage of the class to be owned by such Selling Stockholder after the offering.

                                                                    Shares
                                    Shares          Shares          Owned
                                    Owned Prior     Offered         After
Name and Title                      to Offering     Hereby          Offering      Percent
-----------------------------------------------------------------------------------------
Francis J. Busacca, Jr.             32,000           30,000          2,000         *
Chief Financial Officer

Frank R. Cohen
former Director, Chief
Financial Officer and
Treasurer; current Consultant      112,750           87,750         25,000         *


                                                               (continued)

                                                                    Shares
                                    Shares          Shares          Owned
                                    Owned Prior     Offered         After
Name and Title                      to Offering     Hereby          Offering      Percent
-----------------------------------------------------------------------------------------
David A. Finley
Director                            10,000           10,000           0            *

Robert Genova
former Director, President
and Chief Executive Officer;
current Consultant                 324,747          293,747      31,000            *

Richard P. Halka
former Treasurer
 and Controller                      5,000            5,000           0            *

James G. Morrison
Director                            88,750           82,500       6,250            *

Andrew E. Nicholson
Senior Vice President-
Business Development                95,625           65,000      30,625            *

Peter T. Noone                      17,600           17,500         100            *
General Counsel

Donald K. Roberton
former Vice Chairman;
current Consultant                 200,000          200,000           0            *

John B. Ryan
Director                            20,500           20,000         500            *

James H. Season
Director                            15,000           15,000           0            *

William E. Starkey
Director                            10,000           10,000           0            *

Daniel R. Vaughn
former Vice President               20,000           20,000           0            *
---------------------------

* Represents as to each Selling Stockholder less than 1% of the shares of Common Stock outstanding.

Note: 10,000 of such shares previously offered were subsequently sold. The remaining 280,000 Shares offered in this Re-Offer Prospectus may be re-offered from time to time by certain of the officers and directors listed above or by other officers and/or directors. This Re-Offer Prospectus will be supplemented by amendment from time to time as their names and the amounts of Shares to be re-offered become known.

        ----------------------------------------------------------------
     The date of this Re-Offer Prospectus Supplement No. 2 is May 19, 1998.